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                                                             EXHIBIT 5.2 AND 8.2

                      OPINION OF CASSELS BROCK & BLACKWELL

                                                                   June 26, 1998

American Eco Corporation
11011 Jones Road
Houston, Texas 77070

Ladies and Gentlemen:

     We have acted as counsel for American Eco Corporation, an Ontario, Canada corporation (the "Company"), in connection with the proposed issuance by the Company of up to $120 million in aggregate principal amount of its 9 5/8% Series B Senior Notes due 2008 (the "Series B Notes"), in exchange for an equivalent amount of its outstanding 9 5/8% Series A Senior Notes due 2008 (the "Series A Notes"). The terms of the offer to exchange the Series B Notes for the Series A Notes (the "Exchange Offer") are described in a Registration Statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), for the registration of the Series B Notes under the Securities Act of 1933, as amended.

     In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us as certified or photostatic copies. We have also assumed the truth, accuracy and completeness of all representations, warranties and certifications made by the Company.

     Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the Series B Notes have been duly authorized for issuance by the Company. We are further of the opinion that the statements contained in the prospectus constituting a part of the Registration Statement under the caption "CERTAIN TAX CONSEQUENCES -- Canadian Taxation," as qualified therein, constitute an accurate description, in general terms, of the indicated Canadian federal income tax consequences to applicable holders who acquires Series B Notes in the Exchange Offer.

     The opinions expressed herein are limited exclusively to the federal laws of Canada and the laws of the Province of Ontario, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                            Very truly yours,

                                            CASSELS BROCK & BLACKWELL